                                                                   Exhibit 10.25

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         This Amended and Restated Employment Agreement (the "Agreement") is made as of April 2, 2002 by and among Unilab Corporation ("Unilab"), Quest Diagnostics Incorporated ("Quest Diagnostics" and, together with Unilab, the "Company") and Robert E. Whalen (the "Executive").

         WHEREAS, the Company and the Executive have an existing employment agreement between them made as of February 24, 2000 and amended as of November 13, 2001 (the "Existing Agreement"); and

         WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of the date hereof, among Quest Diagnostics, Quest Diagnostics Newco Incorporated ("Newco") and Unilab (the "Merger Agreement"), it is intended that Unilab will merge with and into Newco (the "Merger");

         WHEREAS, the Executive, directly, and indirectly through family members, is currently the owner of (i) 43,606 shares of Unilab common stock and
(ii) options to purchase 1,264,502 shares of Unilab common stock, with an aggregate value, based on the consideration payable in the Merger, equal to $27,166,365.14;

         WHEREAS, as a condition and as an inducement to Quest Diagnostics to enter into the Merger Agreement, the Executive has agreed to enter into this Agreement, restricting the Executive's future activities as outlined herein and, accordingly, it is a condition to the consummation of the transactions contemplated by the Merger Agreement that the Executive enter into this Agreement with Quest Diagnostics; and

         WHEREAS, the Company and the Executive desire to enter into this Agreement, which shall supersede the Existing Agreement and govern the terms of the Executive's continued employment with the Company on and following the Merger.

         NOW THEREFORE, in consideration of the foregoing premises and the respective agreements hereinafter set forth and the mutual benefits to be derived herefrom the parties hereby agree as follows.

         1. EFFECTIVE DATE; EMPLOYMENT:

                  (a) This Agreement shall become effective as a valid and binding contract as of the date first above written. However, the operative provisions hereof shall not be effective until the date on which the Acceptance Date (as defined in the Merger Agreement) occurs (the "Effective Date"), and this Agreement shall be substituted for and supersede the Existing Agreement in its entirety as of such date. This Agreement shall be void and of no further force or effect if the Merger Agreement is terminated, and in such event the Existing Agreement shall be reinstated in its entirety as of the date of such termination. Notwithstanding the foregoing, and notwithstanding anything to the contrary contained in the Existing Agreement, the Executive

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agrees that neither the Offer (as defined in the Merger Agreement) nor any other transaction contemplated by the Merger Agreement shall be deemed to constitute a "Change of Control" for purposes of the Existing Agreement.

                  (b) The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve, subject to the provisions of this Agreement, as an employee of the Company, effective as of the Effective Date. The Executive will serve as Regional Vice President, California, with responsibility for managing all of the California-based core diagnostic laboratory operations. The Executive shall perform such duties and have such responsibilities as are from time to time assigned to the Executive by the Chairman and Chief Executive Officer and/or the President and Chief Operating Officer of Quest Diagnostics or their respective designees. The Executive agrees to devote all of his business time, attention and energies to the performance of the duties assigned to him hereunder, and to perform such duties faithfully, diligently and to the best of his abilities and subject to such laws, rules, regulations and policies from time to time applicable to the Company's employees. The Executive agrees to refrain from engaging in any activity that does, shall or could reasonably be deemed to conflict with the best interests of the Company.

         2. TERM: The term of the Executive's employment pursuant to this Agreement (the "Term") shall commence on Effective Date and shall expire on the last day of February of 2005 (the "Expiration Date"), unless sooner terminated in accordance with Section 6 hereof. There shall be no extension of this Agreement other than by written instrument executed by both parties hereto.

         3. COMPENSATION:

                  (a) Salary: The Executive's base salary ("Salary") shall be at the annual rate of $400,000, payable in accordance with Quest Diagnostics' regular payroll practices.

                  (b) Incentive Bonus Plan: The Executive shall be entitled to participate in any incentive bonus plans applicable to senior executives of Quest Diagnostics as such plans are amended from time to time in accordance with the terms thereof. Commencing fiscal year 2002, the Executive shall be eligible to receive an annual bonus award, in cash, with a target payout equal to fifty percent (50%) of his Salary if certain performance targets set forth in such plans are achieved.

                  (c) Unvested Unilab Class C3 Options: Quest Diagnostics will provide the following:

                  (i)      Conversion of Certain Unvested Unilab Class C3
                           Options: Effective as of the Effective Date forty percent (40%) of the Executive's unvested Unilab Class C3 Options shall become immediately vested and converted into options to acquire shares of Quest Diagnostic common stock in the manner set forth in the Merger Agreement and the remaining sixty percent (60%) of his unvested Unilab Class C3 Options shall be canceled.

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                  (ii)     Integration Bonus Opportunity: Effective as of the
                           Effective Date, the Executive shall be eligible to participate in an integration bonus arrangement pursuant to which a bonus may become payable to the Executive (an "Integration Bonus") based on operating results of the areas under the Executive's responsibility from the Effective Date through the Expiration Date (the "Integration Results"). The "Target," "Stretch," and "Exceptional" Integration Results are defined in Appendix I to this document and the amount of the Integration Bonus payable to the Executive, if any, shall be determined based on the following chart, with (x) no Integration Bonus payable if Integration Results are below the Target,
                           (y) Integration Bonuses between the Target and Stretch Integration Results and between the Stretch and Exceptional Integration Results being linearly interpolated, and (z) no additional Integration Bonus being payable above the amount payable at the Exceptional Integration Results. To the extent any Integration Bonus is earned, it shall be payable as soon as practicable following the closing of the Company's financial statement for fiscal year 2004; provided, however, that following the closing of the Company's financial statements for fiscal year 2003 the Company may, in its sole discretion, pay the Executive a portion of the Integration Bonus to the extent earned during such year; provided further, however, that any such Integration Bonus payment shall be applied to the unpaid principal and interest of any outstanding loans to the Executive from the Company. Except as specifically provided herein, and except as provided in Sections 6(a)(v) and 6(c) below in the event of the Executive's death or disability, no Integration Bonus shall be payable to the Executive if he is not continuously employed by the Company through the Expiration Date.

                   INTEGRATION RESULTS ACHIEVED       INTEGRATION BONUS PAYABLE
                   ----------------------------       -------------------------
                              Target                       $2,766,000 (1x)
                             Stretch                       $5,532,000 (2x)
                           Exceptional                     $8,298,000 (3x)

                  (d) Vested Unilab Class C1 and C2 Options: The Executive may elect to exercise any vested Unilab Class C1 and C2 Options in accordance with the terms and conditions set forth in Section 4.04 of the Merger Agreement.

                  (e) Unvested Unilab Class A Stock Options: In accordance with the terms of the Merger Agreement, the vesting for all outstanding unvested Unilab Class A Stock Options will be accelerated on the Acceptance Date, and all such options shall become immediately exercisable as of such date. The Executive may elect to exercise any vested Unilab Class A Stock Options in accordance with the terms and conditions set forth in Section 4.04 of the Merger Agreement.

                  (f) Option Grant: On or as soon as practicable following the Effective Date, the Executive shall be granted an option purchase shares of Quest Diagnostic common stock, at an exercise price equal to the fair market value of the Quest Diagnostic common stock on the date of grant and subject to the terms and conditions set forth in the Quest Diagnostics Employee

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Equity Participation Plan. Such grant shall be comparable to those awarded to similarly-positioned senior executives of Quest Diagnostics.

                  (g) Benefits and Perquisites: The Executive shall receive all benefits and perquisites in accordance with the terms and conditions of such benefits plans and perquisite arrangements maintained by Quest Diagnostic for similarly-positioned senior executives as such plans are amended from time to time. The Executive shall continue to receive an automobile allowance of $800.00 per month through December 31, 2002.

                  (h) Supplemental Retirement Plans and Deferred Compensation
Plans: The Executive's participation in the Unilab Supplemental Retirement Plans and Deferred Compensation Plans shall cease upon the Effective Date. The Executive shall be eligible to participate in the Quest Diagnostics Supplemental Deferred Compensation Plan (the "SDCP") in accordance with the rules and conditions of such plan. Amounts currently accrued by the Executive in the Unilab Supplemental Retirement Plan and Deferred Compensation Plan may be cashed-out and/or rolled over to the SDCP (but not retained in such Unilab plans) at the election of the Executive in accordance with the rules and conditions of such plans.

         4. CONFIDENTIAL INFORMATION: The Executive acknowledges that the information, observations, and data obtained by him during the course of the performance of his duties under this Agreement and the Existing Agreement concerning the business and affairs of the Company, its subsidiaries and affiliates (the "Company Group") are the property of the Company, including information concerning acquisition opportunities in or reasonably related to the Company Group's business or industry of which the Executive becomes aware prior to or during the Term. Therefore, the Executive agrees that he will not disclose to any unauthorized person or use for his own account any such information, observations or data without the written consent of the Board of Directors of Quest Diagnostics, unless and to the extent that such information, observations or data (i) becomes generally known to and available for use by the public other than as a result of the Executive's acts or omissions to act or (ii) was or becomes available to the Executive on a nonconfidential basis from a source other than the Company, provided that such source is not bound by a confidentiality obligation to the Company. Notwithstanding anything to the contrary set forth herein, in the event that the Executive becomes legally compelled to disclose any of such information, observations, or data, he shall provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with provisions of this Agreement, the Executive shall furnish only that portion of such information, observations or data or take only such action as is legally required by binding order and shall exercise his best efforts to obtain reliable assurance that confidential treatment shall be accorded any such information, observations or data so furnished. In any event, the Executive may disclose any of such information, observations, or data to the extent necessary in connection with any legal action he institutes to enforce the terms of this Agreement. The Executive agrees to deliver to the Company at the Expiration Date, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports, and other documents (and copies thereof) relating to the Business (as hereinafter defined) of the Company Group (including, without limitation, all acquisitions prospects, lists and contact information) which he may then possess or have under his control.

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         5. NON-COMPETE AND NON-SOLICITATION:

                  (a) The Executive acknowledges and agrees that this Section 5 is a necessary term and condition of his employment and continued employment and that all payments and benefits under Section 6 of this Agreement are in consideration for and conditioned upon his compliance with this Section 5.

                  (b) During his employment with the Company and for a period ending on the later of (i) four years from the Effective Date and (ii) two years from the date of his termination of employment for any reason, including without limitation, expiration of this Agreement (the "Non-Compete Period"), the Executive will not provide services, in any capacity, whether as an employee, consultant, independent contractor, or otherwise, to any person or entity that provides products or services that compete with the Business of the Company Group, including AmeriPath Inc., Dianon Systems, Inc., Dynacare Inc., Impath Inc., Laboratory Corporation of America Holdings, LabOne, Inc., Pharmchem Laboratories Inc., Specialty Laboratories, Inc., and Urocor Inc. and their respective successors or assigns. The term "Business" shall include (a) clinical laboratory, pathology, toxicology, pharmaceutical testing, clinical trials; (b) Clinical Laboratory Medical Information Services (as hereinafter defined); (c) clinical laboratory testing kits; and (d) any other product or service which the Company Group planned to, or did provide during the one year period prior to the termination of the Executive's employment. "Clinical Laboratory Medical Information Services" shall mean medical information services that contain a substantial clinical laboratory data component.

                  (c) Following a written request by the Executive, the Company shall advise him in writing no later than thirty calendar days following such request as to whether, in the exercise of its reasonable discretion, the Company views any proposed activity contemplated by the Executive as constituting a competing Business.

                  (d) The Executive acknowledges that, in the event of the termination of employment with the Company for any reason, the Executive shall be able to earn a livelihood without violating the restrictions contained in paragraph (b) above, and that the Executive is able to earn a livelihood without violating any such restrictions.

                  (e) During the Non-Compete Period, the Executive shall not directly, or indirectly through another entity or otherwise induce or attempt to induce any employee of the Company Group to leave the employ of the Company Group, or in any way interfere with the relationship between the Company and any employee thereof; provided, however, that the forgoing will not prohibit a general solicitation to the public or general advertising.

                  (f) During the Non-Compete Period, the Executive shall not directly, or indirectly through another entity or otherwise induce or attempt to induce any customer, supplier, licensee or other business relation of the Company Group to cease doing business with the Company Group, or in any way interfere with the relationship between any such customer, supplier, license or business relation and the Company Group.

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                  (g) The Executive and the Company agree not to make any
derogatory comments about the other party or any such other party's subsidiaries or affiliates, current or former directors, officers or employees or take any action which a reasonable person would expect, directly or indirectly to impair the goodwill or business reputation or good name of the other party or any such other party's subsidiaries or affiliates.

                  (h) Each covenant set forth herein shall be construed to be separate and distinct from every other covenant set forth herein. In the event that any court or arbitrator shall declare any of such covenants to be invalid, then the remaining covenants and obligations shall be deemed independent, divisible and enforceable. It is further agreed that the inclusion of the covenants as specified in this agreement are reasonable and necessary. If any provision of this agreement is held to be unenforceable because of the scope of such provision, the court or arbitrator making such determination shall have the power to modify the terms of such provision(s) and said provision shall then be enforceable.

                  (i) The Executive agrees that the conduct of any activities prohibited by this Agreement will be a breach of his business relationship with the Company and will result in substantial irreparable injury to the Company, and that the Company may not be adequately compensated at law for such breach. Accordingly, the Executive consents to entry of injunctive or other appropriate relief against him with respect to any such breach or threatened breach, without bond or security. The Executive also agrees that he shall be enjoined from violating the provisions of paragraphs (b), (e) and (f) above for an additional period commensurate with the term of the breach, in the event of a determination by a court that such provisions have been breached by the Executive.

         6. TERMINATION:

                  (a) Notwithstanding any provision of this Agreement to the contrary, the Term and the employment of the Executive hereunder shall terminate on the first to occur of the following dates:

                  (i)      the date of the Executive's death;

                  (ii) the date on which the Company shall give the Executive notice of termination on account of Disability (as hereinafter defined);

                  (iii) the date on which the Company shall give the Executive notice of termination for Cause (as hereinafter defined);

                  (iv)     the Expiration Date;

                  (v) the date on which (A) the Company shall give the Executive notice of termination for any reason other than the reasons set forth in (i) through (iv), above, or (B) the Executive terminates his employment for Good Reason (as hereinafter defined). In the event of the termination of the Executive's employment pursuant to this Section 6(a)(v), the Executive shall be entitled to receive, subject to his execution of a general release of all claims against

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                           the Company Group in a form as set forth in Exhibit A
                           hereto, as his sole and exclusive remedy, (1) payment of his Salary for 36 months (paid in installments at such times as the Executive would normally receive payroll checks as though he remained employed through such period), (2) an amount equal to the Integration Bonus that would have been payable to the Executive if the Target Integration Results were achieved less the amount of any Integration Bonus previously paid and (3) continuation of medical benefits coverage for the Executive and any covered dependents during such 36 month period. The Executive shall have no obligation to mitigate damages or seek or accept other employment as a condition to the receipt of the foregoing payment(s); or

                  (vi) the date on which the Executive shall give notice of the termination of his employment for any reason other than Good Reason (as hereinafter defined) which right the Executive shall have in which case the Executive shall be paid all of earned or accrued but unpaid Salary and vacation pay to such date.

                  (b) The Company shall be entitled at any time, upon notice to the Executive, to terminate his employment hereunder on account of the Disability of the Executive or for Cause, and, in either of such events, or in the event that the Executive's employment hereunder shall terminate on account of death, the Executive or his estate, conservator or designated beneficiary, as the case may be, shall be entitled to any earned or accrued but unpaid Salary and payment for accrued and unused vacation days, through the date of such termination. Following any such termination, neither the Executive nor his estate, conservator or designated beneficiary shall be entitled to receive any Salary or other payments or benefits provided for hereunder with respect to any period after such termination.

                  (c) In the event the Executive's employment shall terminate as a result of the Executive's death or Disability, the Executive or his estate, conservator or designated beneficiary, as the case may be, shall be entitled to receive, subject to his or his estate's, conservator's or designated beneficiary's execution of a general release of all claims against the Company Group in a form as set forth in Exhibit A hereto, payment of an amount equal to the Integration Bonus that would have been payable to the Executive if the Target Integration Results were achieved less the amount of any Integration Bonus previously paid.

                  (d) For purposes of this Agreement, "Disability" shall mean the Executive's inability to substantially perform his duties hereunder for a period of six months as a result of the Executive's physical or mental condition, including, without limitation, a condition entitling him to benefits under any sick pay or disability income policy or program of the Company. In any such event, the Company, in its sole discretion may terminate this Agreement by giving notice to the Executive of termination for Disability. The Executive agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to such reasonable requests made by the Company from time to time.

                  (e) For purposes of this Agreement, "Cause" shall mean the occurrence of any

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of the following, as reasonably determined by the Company:

                  (i) the willful failure or refusal by the Executive to perform his duties hereunder;

                  (ii) any willful, intentional or grossly negligent act by the Executive having the effect of materially injuring the business or reputation of the Company Group, and any divisions the Executive may manage;

                  (iii) willful misconduct by the Executive, including insubordination, in respect of the duties or obligations of the Executive under this Agreement;

                  (iv) the Executive's conviction of a felony or misdemeanor involving moral turpitude (including entry of a nolo contendere plea);

                  (v) any misappropriation or embezzlement of the property of the Company Group (whether or not a misdemeanor or felony); or

                  (vi) a material breach of any one or more of the covenants of this Agreement by the Executive.

                  Notwithstanding the foregoing, in the event of any termination for Cause where the underlying events and the consequences arising therefrom are reasonably amenable to cure by the Executive, such termination shall only become effective if the Company shall first give the Executive written notice of such Cause, which notice shall identify in reasonable detail the manner in which the Company believes that the Executive has not performed such duties and indicates the steps required to cure such failure or refusal, and the Executive shall fail within sixty business days of receipt of such notice to substantially remedy or correct the same.

                  (f) For purposes of this Agreement, "Good Reason" shall mean any of the following conditions or events which condition(s) or event(s) remain in effect sixty days after written notice is provided by the Executive to the Company which notice shall identify in reasonable detail such conditions or events:

                  (i)      a reduction in the Executive's Salary; or

                  (ii) the relocation of the Executive's principal place of work more than thirty-five miles from his current principal place of work.

         7. RETURN OF COMPANY PROPERTY: The Executive agrees that following the termination of his employment for any reason, he shall return all property of the Company Group, and any divisions thereof he may have managed which is then in or thereafter comes into his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing as well as any automobile or other materials or equipment supplied by the Company to the Executive.

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         8.       OWNERSHIP OF COMPANY PROPERTY, DISCOVERIES, ETC.:

                  (a) The Executive shall promptly disclose to the Company or any person designated by it any and all discoveries, improvements, methods, trade secrets, formulas, data, programs, flow charts, processes, and other information, data, and tangible materials, whether or not subject to patent, trademark, copyright, trade secret, or mask work protection and whether or not reduced to practice, which are made, created, authored, conceived, or reduced to practice by the Executive, either alone or jointly with others, during the period of employment with the Company which: (i) relate to the actual or anticipated business, activities, or research, of the Company Group or (ii) result from or are suggested by work performed by the Executive for the Company Group (whether or not made, created, authored, conceived or reduced to practice during normal working hours or on the premises of the Company) or (iii) result, to any extent, from use of the Company's premises or property (collectively, "Inventions"). The Executive acknowledges that, as between the Executive and the Company, the Company is to be the sole and exclusive owner of any and all such Inventions. All such Inventions are to he considered "works made for hire", and the Executive hereby disclaims any and all interest in any of such Inventions and waives any right of attribution, droit morale or similar right therein.

                  (b) In the event that title to any of the Inventions or any part thereof, does not, by operation of law, vest in the Company or such Inventions are found not to be "works made for hire," the Executive, to the full extent permitted by law, hereby irrevocably assigns to the Company, without further consideration, all right, title and interest the Executive may acquire throughout the universe and in perpetuity, in all such Inventions and all copies of them, in whatever medium fixed or embodied, and in all records, notes, reports or disks relating thereto in the Executive's possession or under his control, including all proprietary rights therein, the right to modify and create "derivative works" thereof and the right to register and renew the same.

                  (c) The Executive agrees to assist the Company, at the Company's request, whether before or after the termination of employment and however such termination may occur, in perfecting, registering, maintaining, and enforcing, in any jurisdiction, the Company's rights in the Inventions by performing all acts and executing all documents deemed necessary by the Company including, without limitation, documents confirming the assignment of such Inventions to the Company. The Executive will be reimbursed for all out-of-pocket costs incurred in connection with the foregoing, and, if the Executive's cooperation is requested by the Company after the termination of employment, then the Company will compensate the Executive at a reasonable rate for the time actually spent by the Executive in rendering such assistance. The Executive hereby irrevocably appoints the Company to be his attorney-in-fact, in his name and on his behalf to execute any document and to take any action for the purpose of giving the Company the full benefit of the assignment provisions set forth in paragraph (b) above.

         9. PARACHUTE PAYMENT ADJUSTMENTS: In the event that any payments due pursuant to this Agreement constitute "parachute payments" within the meaning of
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") (as determined by Quest Diagnostic's outside auditors on the time such payment is due) and, but for this Section 9, would be subject to the excise tax imposed by
Section 4999 of the Code, the Company shall reduce the aggregate amount of such payments such that the present value thereof (as determined under the Code and

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the applicable regulations) is equal to 2.99 times the Executive's "base amount"
as defined in Section 280G(b)(3) of the Code. The parties hereto acknowledge and agree that, assuming the Executive performs his obligations hereunder, they currently believe that the consideration payable hereunder should be "reasonable compensation" and should not constitute "parachute payments" within the meanings of such terms for the purpose of the application of Sections 280G and 4999 of the Code and income tax regulations thereunder.

         10. COMPANY POLICIES: The Executive agrees that he will adhere to the Company policies as in effect from time to time, including without limitation, policies relating to the pre-clearance of transactions, "window periods" and any other applicable federal and state laws.

         11. SURVIVAL: This Agreement (except for the provisions of Section 3) shall survive the termination of the Executive's employment with the Company and shall remain in full force and effect after such termination.

         12. ENTIRE AGREEMENT: This Agreement sets forth the entire agreement between the parties with respect to its subject matter and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between them and neither party shall be bound by any term or condition other than as expressly set forth or provided for in this Agreement. This Agreement may not be changed or modified except by an agreement in writing, signed by the parties hereto.

         13. WAIVER: The failure of either party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

         14. SEVERABILITY: In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

         15. NOTICES: Any notice given hereunder shall be in writing and shall be deemed to have been given when delivered by messenger or courier service (against appropriate receipt), or mailed by registered or certified mail (return receipt requested), addressed as follows:

                  If to the Company:

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                  With a copy to:





                  If to the Executive:






         16. DISPUTE RESOLUTION: Any dispute, controversy or claim arising between the parties relating to this Agreement, or otherwise relating in any way to the Executive's employment with the Company (whether such dispute arises under any federal, state or local statute or regulation, or at common law), shall be resolved by final and binding arbitration before a single arbitrator. The arbitrator shall be selected in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association pertaining at the time the dispute arises. In such arbitration proceedings, the arbitrator shall have the discretion, to be exercised in accordance with applicable law, to allocate among the parties the arbitrator's fees, tribunal and other administrative and litigation costs and, to the prevailing party, attorney's fees. The award of the arbitrator may be confirmed before and entered as a judgment of any court having jurisdiction of the parties. This arbitration provision shall not apply with respect to any application by the Company for injunctive relief under Section 5 of this Agreement.

         17. GOVERNING LAW: The Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law rules.

         18. DESCRIPTIVE HEADINGS: The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         19. COUNTERPARTS: This Agreement may be executed in one or more counterparts, which, together, shall constitute one and the same agreement.

         20. SUCCESSORS AND ASSIGNS: Except as otherwise provided herein, this Agreement shall inure to the benefit of and be enforceable by the Executive and the Company and their respective successors and assigns, provided that the Executive's rights and obligations under this Agreement shall not be assignable and the Company may assign any or all of its rights to any parent or affiliated entity.

         21. WITHHOLDING: All amounts payable hereunder shall be subject to applicable required withholding of income, employment and payroll taxes.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.


                                        THE EXECUTIVE


                                        /s/ Robert E. Whalen
                                        ---------------------------------------
                                            Robert E. Whalen



                                        UNILAB CORPORATION


                                        By:  /s/  David Gee
                                           ------------------------------------
                                           Name:  David Gee
                                           Title: Executive Vice President,
                                                  Secretary and General Counsel



                                        QUEST DIAGNOSTICS INCORPORATED


                                        By:  /s/  Leo C. Farrenkopf
                                           ------------------------------------
                                           Name:  Leo C. Farrenkopf
                                           Title: Vice President and Secretary




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